[PETROGEN LOGO APPEARS HERE] PETROGEN

                                                                  April 15, 2005


Mr. Barry Lasker
Bazmo Exploration, LLC
1717 St. James Place, Suite 240
Houston, TX  77057
Fax: 713.334.2772

RE:      PARTICIPATION AGREEMENT - EMILY HAWES FIELD
         CALHOUN COUNTY, TEXAS

Dear Mr. Lasker:

         This letter follows our recent discussions concerning the participation by Bazmo Exploration, LLC ("Bazmo)" with Petrogen Corp. ("PETROGEN") in development and production of Petrogen's interest in certain leases ("LEASES") within the Emily Hawes Field of Calhoun County, Texas, and shall evidence our agreement in that regard. The Leases are described on the list attached to this letter and marked Exhibit "A." The area covered by the Leases ("LEASE AREA") is shown on a plat attached to Exhibit "A."

         When signed by Bazmo, this letter will be a binding agreement ("AGREEMENT") between Bazmo and Petrogen setting out the terms and conditions under which Bazmo will participate with Petrogen in development and production of the Leases.

         The terms and conditions of the Agreement are:

     1. ASSIGNMENT. Within five (5) days of Bazmo's signing of this Agreement, Petrogen will offer an assignment ("ASSIGNMENT") of the Leases to Bazmo. The Assignment will be offered unsigned by Petrogen to allow Bazmo to undertake its due diligence, as provided in Section 5 below.

     2. WORKING INTEREST. The Assignment will be of a twenty-five percent of eight-eighths (25% of 8/8) working interest in the Leases, if the Leases cover one-hundred percent (100%) of the minerals within the Lease Area. If the Leases do not cover one-hundred (100%) of the minerals within the Lease Area, then Petrogen shall assign and convey to Bazmo so much of its interest in the Leases as will deliver to Bazmo an interest in the Lease Area (a working interest) equal to twenty-five percent of eight-eighths (25% of 8/8), subject to the terms and provisions of this Agreement.

     3. NET REVENUE INTEREST. In the Assignment, the Leases will burdened by royalties equal to twenty-two and one-half percent (22.5%), such that Bazmo will own a net revenue interest equal to twenty-five percent of seventy-seven and one-half percent (25% of 77.5%) .

     4. CASH PAYMENT. In exchange for delivery of the signed Assignment by Petrogen, Bazmo will pay Petrogen $42,680 ("CASH CONSIDERATION"). The fully executed and acknowledged Assignment shall be delivered to Bazmo contemporaneously with Bazmo's payment of the Cash Consideration to Petrogen.

     5. DUE DILIGENCE. The Assignment will be without warranty of title except by, through and under Petrogen. For a period of ten (10) business days following delivery of Petrogen's unexecuted Assignment to Bazmo, Bazmo may conduct due diligence, including, without limitation, title due diligence. During the due diligence period, Bazmo shall have the right to review all of Petrogen's contract, lease, title, and correspondence files and Petrogen's well files relating to the Leases. Should Bazmo be unsatisfied with the outcome of its due diligence, it may reject Petrogen's offer of the Assignment, declining to pay the Cash

          Consideration. If Bazmo rejects the Assignment and declines to pay the Cash Consideration, then the parties will have no further obligations to each other. If the Assignment is executed and delivered to Bazmo and Bazmo has paid Petrogen the Cash Consideration, Bazmo shall be entitled to copy any or all of the contract, lease, title, correspondence and well files of Petrogen that relate to the Leases.

     6. INITIAL WELL. Following Petrogen's signing and delivery of the Assignment and Bazmo's payment of the Cash Consideration, Petrogen and Bazmo will agree upon a location on the Leases and a spud date for the drilling of a well ("INITIAL WELL") to test the Miocene formation. Such agreement shall be memorialized in a detailed Authority for Expenditure ("AFE"). Bazmo will pay thirty-three and one-third percent of eight-eighths (33.33% of 8/8) of the costs for the Initial Well until it is either plugged and abandoned as a dry hole or completed and producing into the tanks or a sales pipeline at or above the Miocene formation. To the extent that costs for the Initial Well exceed one-hundred ten percent (110%) of the AFE'd costs, Bazmo will pay only twenty-five percent (25%) of the costs that exceed one-hundred ten percent (110%) of the costs incurred in drilling and completing the Initial Well. After the Initial Well, Bazmo will pay its twenty-five percent of eight-eighths (25% of 8/8) share of all operations on the Leases.

     7. ESCROWED COSTS. Thirty (30) days in advance of the mutually agreed upon spud date for the Initial Well, Bazmo will pay into a mutually acceptable independent escrow account one-half of its thirty-three and one-third percent (33.33%) share of estimated costs, as shown in the approved AFE. The remaining one-half of Bazmo's thirty-three and one-third percent (33.33%) share of estimated costs will be paid into the escrow account upon the spud date of the Initial Well. Funds escrowed will only be escrowed under the terms of a mutually acceptable escrow agreement.

     8. OPTION TO PARTICIPATE IN FRIO TEST. Bazmo will have a one-time option to participate for up to thirty-three and one-third percent (33.33%) of the costs to Casing Point (and retain a proportionate working interest as set forth below) in a well with Petrogen (including a deepening of the Initial Well if it has been determined to be a dry hole at or above the Miocene formation) on the Leases to test the Frio formation at depths below 7,000 feet TVD. Should a Frio test well be proposed on the Leases, Bazmo shall have thirty (30) days in which to elect to participate in the Frio test well or opt out of the drilling and forfeit its rights below 7,000 feet.

          In proportion to the percentage of twenty-five percent (25%) for which Bazmo may elect not to participate in the Frio test well, it will reassign to Petrogen all of its rights in the Leases below 7,000 feet, such assignment to be made within five (5) days of Bazmo's election. In addition to Bazmo's interest in the Leases below 7,000 feet, this re-assignment shall include a like percentage of any other interests below 7,000 feet that Bazmo may have acquired in the AMI (as subsequently defined) below 7,000 feet.

          If Bazmo elects to participate in the Frio test, Bazmo will have the election to bear up to thirty-three and one-third percent (33.33%) of the cost to Casing Point in the test well (or any amount less than that that Bazmo elects to bear) on a one-third (1/3) of cost for one-fourth (1/4) interest basis, such that Bazmo would have a working interest equal to seventy-five percent (75%) of the cost percentage to Casing Point that is borne by Bazmo in the Frio test, as to depths below 7,000 feet below the surface of the earth. Should the Frio test well be undertaken as a deepening or "tail" to a well drilled subsequent to the Initial Well, the promote (i.e., Bazmo bearing 1/3 of costs for a 1/4 interest) shall only begin after setting pipe to protect the Miocene interval.

          If Bazmo participates in the Frio test, Bazmo will bear costs after Casing Point in the Frio test well and in other operations deeper than 7,000 feet below the surface of the earth equal to the working interest percentage that Bazmo has retained, calculated in the manner set forth above. "Casing Point" for purposes of this Agreement is understood to be that point in time when the Frio test well has been drilled to its objective depth, all logging and testing of the well has been completed, and a decision must be made either to attempt a completion of said well or to abandon said well as a dry hole.

     9. OPERATING AGREEMENT. Within thirty (30) days of Bazmo's execution of this letter, Petrogen and Bazmo will enter into a mutually acceptable joint operating agreement ("JOA") on the AAPL Form 610-1989 Model Form, which shall name Petrogen as operator and include provisions for fixed rate administrative overhead for similar wells in accordance with the latest survey of such rates published by Ernst & Young, LLP. In the event Bazmo elects not to participate in a Frio test for any percentage, the Operating Agreement will be amended to only include depths above 7,000 feet.

          If Bazmo elects not to participate in the Frio test for any percentage, if proposed, Bazmo agrees to maintain information that it has received from Petrogen, with respect to that formation, confidential and agrees that it will not compete with Petrogen in any manner as to depths below 7,000 feet below the surface of the earth during the term of this Agreement.

     10. KNOWLEDGEABLE INVESTOR. Bazmo is an experienced and knowledgeable investor and operator in the oil and gas business. In making its decision to participate in the Leases, Bazmo has relied solely on its own independent investigation, analysis and evaluation.

     11. SECURITIES REPRESENTATION. Bazmo is acquiring the Leases for its own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act of 1933 and any other applicable laws pertaining to the distribution of securities.

     12. ASSIGNABILITY. This Agreement is binding upon the parties hereto, their successors and assigns. Except for assignments to Affiliates, Bazmo shall make no assignment of this Agreement without Petrogen's prior written consent, which consent shall not be unreasonably withheld.

     13. AREA OF MUTUAL INTEREST. Petrogen and Bazmo hereby establish an Area of Mutual interest within the area ("AMI") outlined on the map attached hereto as Exhibit "B." During the term of this Agreement, if either Petrogen or Bazmo acquire an interest in the rights to explore for and produce oil and gas from the AMI (the term "interest" as used herein shall include any interest whatsoever in the oil and gas, including but not limited to royalties, overriding royalties, leases, renewals of existing leases, farmins, etc.), the acquiring party shall notify the non-acquiring party, giving complete information as to the interest acquired, along with copies of the instrument or instruments by which the interest was acquired, and the consideration to be given or paid. For a period of thirty (30) days after receipt of notice of acquisition, the non-acquiring party shall have the right to acquire an interest in the interest acquired by the acquiring party, by notifying the acquiring party of its desire to share in the acquisition, and paying the acquiring party its proportionate share of the consideration given or assuming its proportionate share of the obligations assumed. Thereupon, the acquiring party shall immediately execute and deliver the appropriate assignment to the non-acquiring party, without covenants of warranty, except by, through or under the acquiring party. If Petrogen is the non-acquiring party, it shall have a right to acquire a seventy-five percent (75%) interest and if Bazmo is the non-acquiring party it shall have the right to acquire a twenty-five percent (25%) interest, such percentages subject to adjustment for rights below 7,000 feet if Bazmo elects not to participate in a Frio test well for twenty-five percent (25%). Thus, for example, if Bazmo elects to participate in a Frio test well for five percent (5%) its right to acquire a portion of Petrogen acquisitions in the AMI below 7,000 feet shall be five percent (5%) and Petrogen's right to acquire a portion of Bazmo acquisitions in the AMI below 7,000 feet shall be ninety-five percent (95%). Should Bazmo decline to participate for any percentage of a Frio test well, the AMI would still apply, but Bazmo's right to acquire a portion of Petrogen acquisitions in the AMI below 7,000 feet shall be zero (-0-) and Petrogen's right to acquire a portion of Bazmo acquisitions in the AMI below 7,000 feet shall be one-hundred percent (100%).

          Notwithstanding its participation or non-participation in any Frio test well, Bazmo agrees that it will continue to keep confidential all information and data related to the Leases and the AMI.

     14. LEASING UNLEASED MINERALS. Petrogen agrees that it will endeavor to lease all unleased mineral interests in the AMI and the renewal of any of the Leases that are likely to expire during the next ________ (____) months.

     15. TERM. The term of this Agreement shall be for the longer of so long as any of the Leases (including any extensions or renewals) remain in force and effect or the JOA remains in force and effect according to its terms.

         If this Agreement meets with your approval, please sign the enclosed duplicate in the space provided and return it to the attention of the undersigned. Upon receipt of the signed Agreement, Petrogen will begin preparation of the Assignment.

         Unless this Agreement is returned to Petrogen signed by Bazmo before 5:00 PM on May __, 2004, it shall be deemed withdrawn and of no force and effect.

Very truly yours,

PETROGEN CORP.



Sacha H. Spindler
CEO


                                  AGREED & ACCEPTED, THIS ___ DAY OF
                                  _______ 2004

                                  BAZMO EXPLORATION, LLC


                                  ______________________________________________

                                  Name & title:_________________________________



      Greenway Plaza, 3200 S.W. Freeway, Suite 3300, Houston, Texas, 77027
      Tel: 713-402-6115 / Fax: 713-552-0022 / Toll Free: 1-888-875-1155 /
                          Email: info@petrogencorp.com
                          Website: www.petrogencorp.com